UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2013

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

1. Higher Learning Commission Accreditation Reaffirmation Update regarding University of Phoenix

As previously disclosed, on February 22, 2013, University of Phoenix, Inc., our wholly-owned subsidiary, received from The Higher Learning Commission, a commission member of the North Central Association of Colleges and Schools (“HLC”), the HLC peer review team’s draft report regarding the ongoing accreditation reaffirmation review of the University. HLC, a regional accreditor, is the University’s institutional accreditor. In the draft report, the peer review team determined that the University is not in compliance with one of the Criteria for Accreditation and certain of the related Minimum Expectations, all of which relate to the University’s administrative structure and governance. Based on these alleged administrative and governance deficiencies, the team recommended that HLC place the University on Probation status.

University of Phoenix subsequently submitted its response regarding factual errors in the draft report, following which the peer review team issued its final report, which was unchanged in all material respects from the draft report, including the Probation recommendation.

On May 6, 2013, the HLC Institutional Actions Council First Committee (“IACFC”) convened a hearing in accordance with applicable HLC procedures to review the peer review team’s report and recommendations. In advance of that hearing, HLC invited University of Phoenix to submit to the IACFC new and updated information addressing any deficiencies cited in the team report, which the University did. In particular, the University submitted evidence regarding various governance changes made by the University and Apollo Group to enhance the autonomy of the University in response to the concerns expressed in the peer review team’s report.

The IACFC’s role is to make a separate and parallel recommendation for action to the HLC Board of Trustees, which will be considered by the board together with the peer review team’s recommendation. The HLC Board of Trustees makes the final determination, which may be to accept some, all or none of the recommendations of the peer review team and the IACFC.

On May 9, 2013, the University of Phoenix received the written hearing report from the IACFC, which recommends that HLC reaffirm the University’s accreditation for a ten-year period and that the University be placed on Notice status for two years due to concerns cited in the peer review team’s report relating to governance, student assessment and faculty scholarship/research for doctoral programs.

Notice status is a sanction that means that HLC has determined that an institution is on a course of action that, if continued, could lead the institution to be out of compliance with one or more of the HLC Criteria for Accreditation or Core Components. If this sanction is approved by the HLC Board of Trustees as recommended by the IACFC, University of Phoenix would remain accredited and would be required to submit various reports and engage in specified follow up activities during the Notice period, which would be expected to last until June 2015. During the period of this sanction, the University would be required to disclose its Notice status in connection with any statements regarding its HLC accreditation.

The HLC Board of Trustees is expected to take final action on the University of Phoenix accreditation reaffirmation at its next scheduled meeting on June 27, 2013, and to advise the University as to its decision in a Final Action Letter to be provided in the following weeks. We cannot predict what action will be taken by HLC, which could include imposition of the sanction of Notice, the sanction of Probation, no sanction, or some other special status.

We believe that imposition of the sanction of Probation would adversely impact the reputation of the University of Phoenix and its ability to attract and retain students, faculty and employees, and could materially and adversely impact our business, financial condition, results of operations and cash flows. We believe that imposition of the sanction of Notice could have similar, although less prominent, consequences for the University and our business. See the discussion of these risks under Risk Factors in our Form 10-Q filed with the Securities and Exchange Commission on March 25, 2013 and available on our website at www.apollogrp.edu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

May 13, 2013	By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President and Chief Financial Officer